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                                                                 [METLIFE LOGO]

Nancy H. Badeer
Assistant General Counsel
MetLife
1095 Avenue of the Americas
New York, NY 10036
T:  212-578-6810
F:  212-251-1566

November 1, 2013

Re:Metropolitan Life Insurance Company (the "Company")
   File No. 333-190296
   Gold Track Select

Ladies and Gentlemen:

In my capacity as Assistant General Counsel of Metropolitan Life Insurance Company, I am rendering the following opinion with the related filing with the Securities and Exchange Commission of the registration statement on Form N-4 (File No. 333-190296) under the Securities Act of 1933, as amended. The Registration Statement is being filed with respect to certain group and individual variable annuity contracts (the "Contracts") funded through Metropolitan Life Separate Account E (the "Separate Account").

It is my professional opinion that:

1. The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue variable annuity contracts by the Superintendent of Financial Services.

2. The Separate Account is a duly authorized and validly existing separate account established pursuant to Section 4240 of the New York Insurance law.

3. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, will be approved and authorized by the Superintendent of Financial Services and when issued will be valid, legal and binding obligations of the Company and the Separate Account.

4. Assets of the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

In forming this opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

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Respectfully submitted,

     /s/ Nancy H. Badeer
     ---------------------------
     Nancy H. Badeer